                                                                Exhibit 12.2
Statement Re: Computation of Pro Forma Ratio of Earnings to Fixed Charges of Loomis, Fargo & Co.


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

                                     Twelve Months Ended   Three Months Ended
                                      December 31, 1996      March 31, 1997
                                     -------------------   ------------------
Operating income                        $ 19,166           $  567
Interest portion of rental expense
  on noncancelable leases                  4,350              706
                                        --------           ------
   Earnings                             $ 23,516           $1,273
                                        ========           ======

Interest expense                        $ 15,847           $3,915
Interest portion of rental expense
  on noncancelable leases                  4,350              706
                                        --------           ------
   Fixed charges                        $ 20,197           $4,621
                                        ========           ======

Ratio of earnings to fixed charges           1.2              0.3
                                        ========           ======
Insufficiency of earnings to
  cover fixed charges                                      $3,300
                                                           ======


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